Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Growth eREIT VII, LLC of our report dated April 16, 2021, relating to the financial statements of Fundrise Growth eREIT VII, LLC as of December 31, 2020 and for the period from January 28, 2020 (inception) through December 31, 2020.

/s/ RSM US LLP

McLean, Virginia

April 18, 2022